Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
August 18, 2003	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES SECOND QUARTER AND

SIX-MONTH RESULTS

DENVER, COLORADO—Tipperary Corporation (AMEX-TPY), an independent oil and gas company, today announced results for the second quarter and six-month period ended June 30, 2003.

Second quarter revenues increased 37% to $1,709,000 compared with $1,252,000 in the same quarter a year ago. The improvement was a result of increased gas sales from the Company’s Comet Ridge coalseam gas project in Queensland, Australia.

The Company reported a second quarter net loss of $1,626,000, or 4 cents per share, compared with a net loss of $937,000, or 2 cents per share, in the second quarter last year. The increased net loss was primarily due to a $2,221,000 write-down of domestic oil and gas properties, $413,000 of additional interest expense as a result of higher loan balances, and a $766,000 gain last year from sale of a U.S. property. These were substantially offset by the Company’s 90% share in its Australian subsidiary’s $3,117,000 foreign-currency gain during the second quarter. Effective April 1, 2003, the Company changed the functional currency of its Australian subsidiary from the U.S. dollar to the Australian dollar.

Through six months, revenues increased 17% to $3,050,000 versus $2,604,000 in the same period last year. Tipperary reported a net loss of $4,341,000, or 11 cents per share, compared with a net loss of $2,520,000, or 6 cents per share, during the six-month period last year. The increased net loss is attributable to the aforementioned second quarter activity and increased expenses in the first quarter, particularly $420,000 related to a loan facility not accepted by the Company.

Total gas sold during the second quarter was 1,171,000 Mcf, a 33% increase compared with 880,000 Mcf sold in the second quarter a year ago. Gas sales in Australia were 1,170,000 Mcf generating revenue of $1,705,000 compared with gas sales of 855,000 Mcf and revenue of $1,043,000 in last year’s second quarter.

Through six months, gas sales volumes increased 28% to 2,183,000 Mcf compared with 1,700,000 in the prior year. In Australia, gas sales were 2,181,000 Mcf generating revenue of $3,043,000 compared with gas sales of 1,614,000 Mcf and revenue of $1,920,000 in last year’s second quarter.

David Bradshaw, Tipperary CEO, said, “We are very pleased with the increasing productive capacity and growing revenue stream from our core operations in Queensland, Australia. Although we are disappointed with drilling and production test results at the Nine Mile Prospect in Colorado, we do plan to conduct further exploratory operations. Additionally, we are encouraged by the ongoing leasing activity in eastern Colorado and Nebraska.”

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalbed methane and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73 percent interest in southeastern Queensland’s Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 390,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 480,000 acres.

Continued on Page 2

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future, including estimates of unproved oil and gas reserves and values, are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-KSB for the Year Ended December 31, 2002, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

FINANCIAL RECAP

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenue	$1,709,000	$1,252,000	$3,050,000	$2,604,000
Net income (loss)	$(1,626,000)	$(937,000)	$(4,341,000)	$(2,520,000)
Net income (loss) per common share— basic and diluted	$(.04)	$(.02)	$(.11)	$(.06)
Weighted average shares outstanding— basic and diluted	39,221,000	39,221,000	39,221,000	39,147,000

OPERATING DATA

	Three Months Ended			Six Months Ended
	June 30, 2003		June 30, 2002	June 30, 2003		June 30, 2002
Australia
Net gas production (Mcf)		1,170,000	855,000		2,181,000	1,614,000
Avg. gas price per Mcf (US$)		$1.46	$1.22		$1.40	$1.19
United States
Net oil production (barrels)		—	4,000		—	13,900
Net gas production (Mcf)		1,000	25,000		2,000	86,000
Avg. oil price per barrel	$	N/A	$23.93	$	N/A	$21.14
Avg. gas price per Mcf		$4.00	$3.03		$3.95	$3.14

###

CONTACTS:

Tipperary Corporation	Pfeiffer High Public Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com
www.pfeifferhigh.com